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Pricing Supplement No. 6 dated September 20, 1999                     Registration Nos. 333-74473
(To Prospectus dated July 7, 1999 and                                                333-74473-01
Prospectus Supplement dated July 12, 1999)                            Filing under Rule 424(b)(3)

                                 FINOVA CAPITAL CORPORATION
                             Medium-Term Notes - Floating Rate

====================================================================================================
Principal Amount: $25,000,000              Original Issue Date (Settlement Date): September 23, 1999
                                           Stated Maturity: September 23, 2004
====================================================================================================
Calculation Agent (If other than The First National Bank of Chicago):

Base Rate or Base Rates:

   [ ] CMT Rate                                                [X] LIBOR
   [ ] Commercial Paper Rate                                   [ ] Prime Rate
   [ ] Eleventh District Cost of Funds Rate                    [ ] Treasury Rate
   [ ] Federal Funds Rate                                      [ ] Other (see attached)

If LIBOR:                                                   If CMT Rate:

   [ ] LIBOR Reuters                                           Designated CMT Telerate Page:
       Page:                                                   If Telerate Page 7052:
   [X] LIBOR Telerate                                              [ ] Weekly Average
       Page: 3750                                                  [ ] Monthly Average
   Designated LIBOR Currency: USD                              Designated CMT Maturity Index:

Interest Payment Date(s): 23rd of March, June, September, December
      (following business day convention applies)              First Payment Date: December 23, 1999
Initial Interest Rate: 6.11375%                                Spread (plus or minus):+.60%
Interest Reset Date: same as Interest Payment Date             Spread Multiplier:N/A
Interest Rate Reset Period: Quarterly                          Minimum Interest Rate:N/A
Index Maturity: Quarterly                                      Maximum Interest Rate:N/A
Interest Determination Date(s):second London Business Day before the Interest Reset Date

Day Count Convention (if no Day Count Convention is specified below, the Day Count Convention from the Original Issue Day until the principal of, premium,  if any, and interest on the
    Medium-Term  Notes offered  hereby (the "Notes") are paid in full will be as set forth in the Prospectus Supplement referred to above):

    [X] Actual/360 for the period from September 23, 1999 to September 23, 2004
    [ ] Actual/Actual for the period from          to
    [ ] 30/360 for the period from        to
    Applicable Base Rate:

Redemption:

    [X] The Notes cannot be redeemed at the option of FINOVA Capital Corporation (the
          "Company") prior to Stated Maturity.
    [ ] The Notes may be redeemed at the option of the Company prior to Stated Maturity.
        Initial Redemption Date:
        Initial Redemption Percentage:        %
        Annual Redemption Percentage Reduction:       % until the Redemption Price is 100%
          of the Principal Amount.

Optional Repayment:

    [X] The Notes cannot be repaid at the option of the Holders thereof prior to Stated
          Maturity.
    [ ] The Notes can be repaid at the option of the Holders thereof prior to Stated Maturity.
    Optional Repayment Date(s):

Authorized Denomination (if other than $1,000 and integral multiples thereof):
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Original Issue Discount: [ ] Yes  [X] No
      Total Amount of OID:                          Yield to Maturity:
      Initial Accrual Period:                       Issue Price:
      Method used to determine yield for Initial Accrual Period:
      [ ] Approximate
      [ ] Exact

Form: [X] Book-Entry  [ ] Certificated

Agent:[ ] ABN AMRO Incorporated
      [ ] Banc of America Securities LLC
      [ ] Deutsche Bank Securities Inc.
      [ ] Morgan Stanley & Co. Incorporated
      [ ] Salomon Smith Barney Inc
      [X] Other: Credit Suisse First Boston Corporation

Agent is acting in the capacity indicated below:
      [X] Agent  [ ] Principal

If as principal:
      [ ] The Notes are being offered at varying prices related to prevailing  market prices at the time of resale, plus accrued interest, if any, from the Original Issue Date.
      [ ] The Notes are being offered at a fixed initial  public  offering price of         %
          of the Principal Amount, plus accrued interest, if any, from the Original Issue Date.

If as agent:
      The Notes are being offered at a fixed initial public offering price of 100% of the
      Principal Amount, plus accrued interest, if any, from the Original Issue Date.

Agent's discount or commission: 0.50%

Net proceeds to Company: $24,875,000.00

CUSIP:  31808CCW0

Trustee: The First National Bank of Chicago

Other Provisions:


Certain capitalized terms used in this Pricing Supplement and not defined herein have the respective meanings ascribed thereto in the Prospectus and Prospectus Supplement referred to above.

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